Exhibit 99.1

PodcastOne (NASDAQ:PODC) Issues Final Guidance: Record $31.5M First-Half Revenue and $3M
Adjusted EBITDA up 76%

●	Q2 revenue of $15.2M and Adjusted EBITDA* of $1.4M

●	Board forms special committee and intends to retain a financial advisor following inbound strategic interest

●	200+ podcasts, over 1 billion impressions and a record No. 6 Podtrac ranking

●	750,000 hours of audio and video content primed for monetization through AI licensing, including LLMs, agentic AI, generative AI, and frontier models

●	Acquired PodcastOne.AI

●	Global podcasting market projected to reach $58.31B in 2026

LOS ANGELES, CA, November 5, 2026 - PodcastOne (NASDAQ:PODC), a leading podcast publisher and sales network, today issued its final guidance for the second quarter and six months ended September 30, 2026. PodcastOne expects to report record first-half revenue of $31.5 million and Adjusted EBITDA* of $3.0 million, up 76% year over year. Second-quarter revenue is expected to be $15.2 million, with Adjusted EBITDA* of $1.4 million.

“We expect to deliver the highest first-half revenue in PodcastOne’s history,” said Robert Ellin, Executive Chairman of PodcastOne. “We’ve built a top-six podcast network that generates more than one billion monthly impressions. The strategic interest we’ve received reflects the scale of the business we’ve built. Our Board is focused on maximizing value for all shareholders.”

Strategic Update

As announced on October 28, PodcastOne received inbound interest from multiple strategic parties regarding a potential acquisition of the Company. The Board formed a special committee of independent directors to oversee the process and intends to retain a financial advisor to assist in evaluating the inbound interest and other strategic alternatives. There can be no assurance that the process will result in a transaction.

Audience and Market Growth

PodcastOne reached a record No. 6 among U.S. podcast publishers and networks measured by Podtrac in June 2026, with approximately 6 million unique listeners and more than 18 million downloads and streams that month. A 2022 report distributed by Research and Markets projected that the global podcasting market would reach $58.31 billion in 2026.

About PodcastOne, Inc.

PodcastOne (NASDAQ:PODC) is a leading podcast publisher and sales network that provides creators and advertisers with production, distribution, marketing and advertising sales services. PodcastOne’s network reaches more than one billion monthly impressions across platforms including YouTube, Spotify, Apple Podcasts and iHeartRadio. For more information, visit PodcastOne.com.

About Non-GAAP Financial Measures

*PodcastOne uses Adjusted EBITDA, a supplemental non-GAAP financial measure, to evaluate operating performance and help investors assess changes in the underlying business. Adjusted EBITDA should be considered alongside GAAP net income or loss and other GAAP measures. Similarly titled measures may differ across companies.

PodcastOne defines Adjusted EBITDA as earnings before interest, other income or expense, income taxes, depreciation and amortization. The measure also excludes certain noncash purchase accounting adjustments, acquisition-related professional fees, severance and other costs tied to acquisitions or corporate realignment, certain nonrecurring legal settlement expenses or reserves, a one-time live events distribution termination payment, and certain stock-based compensation.

A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income or loss for the second quarter and first half of fiscal 2027 is unavailable without unreasonable effort because PodcastOne cannot reliably estimate certain purchase accounting adjustments, acquisition-related charges and legal settlement reserves. These items could materially affect GAAP net income or loss for those periods.

Forward-Looking Statements

Statements in this release about expected revenue and Adjusted EBITDA, the strategic review, the intended retention of a financial advisor, potential AI licensing and projected market growth are forward-looking statements. Words such as “expect,” “intend,” “plan,” “may” and “project” can help identify these statements.

Actual results may differ materially from these expectations due to risks and uncertainties, including adjustments from completing the financial close, the timing and outcome of the strategic review, the ability to complete a proposed acquisition or other transaction, the ability to secure and monetize content, changes in advertising demand and competition, and the risks described in PodcastOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and its other filings with the U.S. Securities and Exchange Commission.

PodcastOne intends these statements to qualify for the safe harbor under the Private Securities Litigation Reform Act of 1995. They speak as of the date of this release. PodcastOne undertakes no obligation to update them except as required by law.

PodcastOne Press Contact

Paul Manley
pmanley@podcastone.com